EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83940 on Form S-8 of HF Financial Corp. of our report dated December 19, 2014, relating to the statements of net assets available for benefits of the HF Financial Corp. Retirement Savings Plan, as of June 30, 2014 and 2013 and the related statement of changes in net assets available for benefits for the year ended June 30, 2014, which report appears in the fiscal 2014 annual report on Form 11-K of the HF Financial Corp. Retirement Savings Plan.

Minneapolis, Minnesota
December 19, 2014